SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ATLANTIC COAST AIRLINES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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ATLANTIC COAST AIRLINES HOLDINGS, INC.
45200 Business Court
Dulles, Virginia 20166

April 29, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Atlantic Coast Airlines Holdings, Inc., to be held on Wednesday, May 28, 2003, at 10:00 a.m. local time, at the Atlantic Coast Airlines Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia.

This year we are asking you to elect nine directors of the Company to serve until the 2004 Annual Meeting. We also are asking that you ratify the Board of Directors’ selection of independent auditors for the year ending December 31, 2003. The Board of Directors recommends that you vote “FOR” each of these proposals. At the Annual Meeting, we also will report on the Company’s affairs and provide a discussion period for questions and comments.

John Sullivan, one of our directors who had served since 1995, determined to retire from the Board in 2003. On behalf of the Company, management and the Board of Directors, I thank John for his service and support.

We look forward to and encourage our stockholders to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that is provided.

Thank you for your continued support.

Sincerely,

Kerry B. Skeen Chairman of the Board of Directors

ATLANTIC COAST AIRLINES HOLDINGS, INC.
45200 Business Court
Dulles, Virginia 20166

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2003

To the Stockholders of
ATLANTIC COAST AIRLINES HOLDINGS, INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Meeting”) of Atlantic Coast Airlines Holdings, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 28, 2003, at 10:00 a.m., local time, at the Atlantic Coast Airlines Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia, for the following purposes, as more fully described in the accompanying Proxy Statement:

1)	To elect nine directors to serve for the coming year and until their successors are elected;

2)	To ratify the Board of Directors’ selection of the Company’s independent auditors for the fiscal year ending December 31, 2003; and

3)	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Only holders of record of the Company’s common stock, par value $0.02 per share (the “Common Stock”), at the close of business on April 4, 2003 are entitled to receive notice of and to vote at the Meeting. A list of such holders will be open for examination by any stockholder during regular business hours for a period of ten days prior to the Meeting at the offices of the Company, located at 45200 Business Court, Dulles, Virginia.

     All stockholders are cordially invited to attend the Meeting. In order to ensure that your Common Stock is represented at the Meeting, regardless of whether you intend to attend in person, please complete, date and sign the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

By order of the Board of Directors

Richard J. Kennedy Vice President, Secretary and General Counsel

April 29, 2003

ATLANTIC COAST AIRLINES HOLDINGS, INC.
45200 Business Court
Dulles, Virginia 20166

______________________

PROXY STATEMENT

______________________

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Coast Airlines Holdings, Inc. (the “Company”) for use at the Company’s annual meeting of stockholders, to be held at 10:00 a.m., local time, on Wednesday, May 28, 2003, at the Atlantic Coast Airlines Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia, and at any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the accompanying proxy card (the “Proxy Card”), together with a copy of the Company’s 2002 Annual Report, are first being mailed on or about April 29, 2003, to persons who were holders of the Company’s Common Stock, par value $0.02 per share (the “Common Stock”), at the close of business on April 4, 2003 (the “Record Date”).

Agenda and Voting at the Meeting

     At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to elect nine members to the Board of Directors for the coming year, to ratify the Board of Directors’ selection of KPMG LLP, Certified Public Accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2003, and to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed April 4, 2003 as the Record Date, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding and entitled to vote 45,234,908 shares of the Common Stock.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting. Nominees to the Board of Directors will be elected by the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting. This means that the nine nominees who receive the largest number of votes cast “FOR” will be elected as directors at the Meeting. Stockholders may not cumulate their votes in favor of any one nominee. Approval of the proposal to ratify the Board of Directors’ selection of KPMG LLP, Certified Public Accountants, as the Company’s independent auditors at the Meeting requires an affirmative vote of at least a majority of the shares present and entitled to be voted at the Meeting. On each of these matters, holders of record of Common Stock on the Record Date are entitled to one vote for each share of Common Stock held, except as described below under “Foreign Ownership of Shares”.

     In accordance with Delaware law, abstentions are counted as “shares present” for purposes of determining the presence of a quorum and have the effect of a vote “against” any matter as to which they are specified. Shares held by brokers who have not received voting instructions from their customers and who do not have discretionary authority to vote on a particular proposal (“broker non-votes”) are counted as present for the purpose of determining the existence of a quorum at the Meeting but are not considered “shares present” and therefore will not affect the outcome of the vote on the matters presented at the Meeting.

Proxies

     If the enclosed Proxy Card is properly executed and returned in time for the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions given thereon on each matter introduced for a vote at the Meeting. If no instructions are given, shares will be voted “FOR” all of the Board’s nominees for election to the Board of Directors and “FOR” ratification of the selection of independent auditors. Proxies will extend to, and be voted at, any adjournment or postponement of the Meeting.

     The Board of Directors does not presently intend to introduce any business at the Meeting other than as set forth in this Proxy Statement, and has not been informed that any other business is to be presented at the Meeting. Should any other matter properly come before the Meeting, however, the persons named as proxies in the accompanying Proxy Card or their duly authorized and constituted substitutes will be authorized to vote or act thereon in accordance with their best judgment.

     Any stockholder who has executed and returned a Proxy Card and who for any reason wishes to revoke or change his or her proxy may do so by (i) giving written notice to the Secretary of the Company at the above address at any time before the commencement of the Meeting, (ii) voting the shares represented by such proxy in person at the Meeting, or (iii) delivering a later dated proxy at any time before the commencement of the Meeting. Attendance at the Meeting will not, by itself, revoke a proxy. Any stockholder whose shares are held through a bank, brokerage firm or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares.

Foreign Ownership of Shares

     The Federal Aviation Act prohibits non-United States citizens from owning more than 25 percent of the voting interest of a company such as the Company, which owns a United States air carrier. The Company’s certificate of incorporation provides that shares of the Company’s capital stock may be voted by or at the direction of persons who are not United States citizens provided that such shares are registered on a separate stock registry maintained by the Company for non-United States holders (the “Foreign Stock Registry”). Any holder of Common Stock who is not a United States citizen may request that its shares be registered for purposes of voting at the Meeting by checking the appropriate box on the Proxy Card. Any such holder may also request that its shares be maintained on the Foreign Stock Registry by providing separate written notice to the Secretary of the Company. If shares representing more than 25 percent of outstanding shares are registered for any meeting, precedence will be given to foreign holders who demonstrate that their shares were maintained on the Foreign Stock Registry prior to the meeting. The Company does not anticipate that these provisions will operate to limit voting rights at the Meeting. The enclosed Proxy Card contains a statement that, by signing the Proxy Card or voting, the stockholder certifies that it is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the Proxy Card have been registered on the Company’s Foreign Stock Registry or are requested to be registered for purposes of voting at the Meeting.

     Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, and (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States.

CORPORATE GOVERNANCE

     The Company’s Board of Directors and management have long recognized and implemented standards to promote good corporate governance. In light of the many concerns in today’s marketplace, the Board expanded and formalized its corporate governance practices by taking a number of steps over the past year, including:

•	Expanding the authority of the Nominating Committee to also encompass corporate governance issues and, to reflect this new mission, renaming it the Nominating and Corporate Governance Committee.

•	Posting on our website the charter of the Nominating and Corporate Governance Committee, as well as other committees’ charters. You can find these charters on our website at www.atlanticcoast.com, under the “For Investors” heading.

•	Reviewing the composition of the Board of Directors’ committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are comprised exclusively of independent directors.

•	Developing and formalizing corporate governance guidelines to reflect the Company’s commitment to best practices. The Company’s Corporate Governance Guidelines were formulated by the Nominating and Corporate Governance Committee, with assistance from outside advisors, and approved by the entire Board. You can find the Company’s Corporate Governance Guidelines on our website at www.atlanticcoast.com, under the “For Investors” heading. The Company’s Corporate Governance Guidelines provide, among other things, that:

•	The responsibility of the Board of Directors is to oversee, advise and direct the overall management of the Company in the interest and for the benefit of the Company’s stockholders while upholding the highest standards of integrity.

•	The Board will be comprised of at least a majority of “independent directors”. An “independent director” is a director who meets the Nasdaq’s definition of “independence”, as determined by the Board.

•	Non-employee directors shall meet in executive session at least four times each year. Executive sessions are presided over by a presiding director who is designated under the Corporate Governance Guidelines.

•	The Nominating and Corporate Governance Committee reviews each director’s commitments as part of that Committee’s recommendations of nominees for election or re-election. No member of the Audit Committee may serve on the audit committees of more than three public companies.

•	The Board and its committees have access to any independent advisors that the Board or the relevant committee (consistent with the provisions of its charter) deems appropriate.

     The Nominating and Corporate Governance Committee will review the Corporate Governance Guidelines annually and report to the full Board on the Committee’s review. If necessary, the Guidelines will be revised and updated by the Board based upon the Committee’s recommendations.

PROPOSAL ONE: ELECTION OF DIRECTORS

     The Nominating and Corporate Governance Committee of the Board has proposed and the Board has recommended that the nine individuals currently serving as directors each be nominated for re-election to the Board of Directors at the Meeting. Directors are elected for terms of one year and until the next annual meeting of stockholders, and serve until resignation or succession by election or appointment. Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. If any nominee becomes unavailable for election at the time of the Meeting or is not able to serve if elected, the persons voting the proxies solicited hereby may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve.

     The following table sets forth each nominee’s name, age as of April 12, 2003 and position with the Company, and the year in which each nominee first became a director:

			Director
Name	Age	Position	Since

Kerry B. Skeen	50	Chairman of the Board of Directors, Chief Executive Officer and Director	1991
Thomas J. Moore	46	President, Chief Operating Officer and Director	1997
C. Edward Acker	74	Director	1991
Robert E. Buchanan	60	Director	1995
Susan MacGregor Coughlin	57	Director	1997
Caroline (Maury) Devine	52	Director	2002
Daniel L. McGinnis	64	Director	2000
James C. Miller III	60	Director	1995
William Anthony (Tony) Rice	51	Director	2003

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Background of Nominees

     The following is a brief account of the business experience of each of the nominees for election to the Board of Directors. There are no family relationships among the nominees or special understandings pursuant to which the nominees have been nominated as directors of the Company.

     Kerry B. Skeen. Mr. Skeen is a co-founder of the Company and has been Chairman of the Board of Directors since January 2000, a director since October 1991, and Chief Executive Officer since March 1995. He was President from October 1992 through December 1999, Executive Vice President from October 1991 to October 1992, and Chief Operating Officer from October 1992 through March 1995. Mr. Skeen was President of the Atlantic Coast division of WestAir Commuter Airlines, Inc. (“WestAir”) from 1989 until it was acquired by the Company in 1991. From 1987 to 1989, Mr. Skeen was Vice President of Marketing and Sales of WestAir and, in 1989, was named Senior Vice President of WestAir. Mr. Skeen’s affiliation with the regional airline industry began in 1983 when he directed the development and marketing activities of Delta Air Lines, Inc.’s regional airline program, “The Delta Connection”.

     Thomas J. Moore. Mr. Moore became President of the Company in January 2000 and has been a director and Chief Operating Officer since April 1997. He was Executive Vice President from April 1997 through December 1999, and was Senior Vice President of Maintenance and Operations from June 1994 until April 1997. Prior to joining the Company, Mr. Moore spent nearly ten years with Continental Airlines in Houston, Texas, where he served at different times in the positions of Staff Vice President, Senior Director of Technical Planning, Director of Financial Planning and Division Controller.

     C. Edward Acker. Mr. Acker is a co-founder of the Company and has been a director since October 1991. He was Chairman of the Board of Directors from April 1993 through December 1999, Chief Executive Officer from October 1991 to March 1995, Vice Chairman from October 1991 to April 1993, and President from October 1991 to October 1992. Mr. Acker continues to serve in an advisory capacity to the Chairman. Mr. Acker served as Chairman and Chief Executive Officer of Pan American World Airways, Inc. from 1981 until 1988. Since 1988, Mr. Acker has served as Chairman of The Acker Group, a private company that acts as both principal and adviser in airline-related transactions, and as a partner in Elsbury & Acker, an oil and natural gas exploration company. From February 1995 until February 1996, Mr. Acker served as Chairman and Chief Executive Officer of BWIA International Airways, Ltd. From 1993 to the present, he has served as Chairman of the Board and President of Air Assets, Inc.

     Robert E. Buchanan. Mr. Buchanan has been a director since March 1995. Mr. Buchanan is President of Buchanan Companies, LLC and is Principal of Buchanan Partners, LLC, a metropolitan Washington, D.C. real estate firm specializing in commercial and residential development, construction and property management in suburban Washington. Mr. Buchanan presently serves on the Board of Directors of the Washington Airports Task Force and the Economic Development Commission of Loudoun County, Virginia (former Chairman), which is home to the Company’s corporate office and its hub at Washington-Dulles International Airport. He is also a member of the advisory board for George Washington University’s Virginia campus and a Trustee for the Greater Washington Initiative.

     Susan MacGregor Coughlin. Mrs. Coughlin has been a director since October 1997. Mrs. Coughlin has been President and Chief Executive Officer of the Aviation Safety Alliance (ASA) since June 2002. Prior to joining ASA, she served as President and Chief Operating Officer of the American Transportation Research Institute, a position she held from November 2000 to May 2002. She also was the Director and Chief Operating Officer of the American Trucking Associations Foundation, a research and education arm of ATA, the national trade association of the trucking industry, from April 1998 to November 2000, and has been the President of Air Safety Management Associates, an aviation consulting firm, since October 1997. From August 1995 to October 1997 she was President and Chief Operating Officer of BDM Air Safety Management Corp., which designs and develops air traffic control systems, and from April 1994 to August 1995 was a Senior Vice President and General Manager of BDM Federal, Inc. She was confirmed by the United States Senate in 1990 as a member of the National Transportation Safety Board and served until mid-1994. She served as Board Vice Chairman for two consecutive terms in 1990 and 1992 and served as Acting Chairman in 1992. She held various positions with the U.S. Department of Transportation from 1987 to 1990 and from 1981 to 1983, and with the Export-Import Bank of the U.S. from 1983 to 1987.

     Caroline (Maury) Devine. Ms. Devine has been a director since June 2002. She has most recently been a Fellow at Harvard University’s Belfer Center for Science and International Affairs (2000-2003). Prior to this, Ms. Devine held various positions with Mobil Corporation. From 1996-2000, she was President of Mobil’s Norwegian affiliate engaged in the exploration and production of oil and gas in the North Sea and the Norwegian Sea. From 1994-1996, Ms. Devine served as Secretary of Mobil Corporation. Elected by Mobil’s Board of Directors, she was responsible for shareholder relations and governance issues affecting the Corporation and its 750 affiliates and subsidiaries. From 1990 to 1994, Ms. Devine was responsible for Mobil’s international government relations with particular emphasis on Vietnam, Indonesia, Nigeria and Russia. Before joining Mobil in 1988, Ms. Devine served 15 years in the U.S. Government in positions at the White House and the U.S. Department of Justice. Ms. Devine is currently a member of the Council on Foreign Relations and serves on the Board of Directors of the Norwegian multinational corporation, DNV (Det Norske Veritas). She also serves on the Boards of the Friends of the Corcoran

Museum of Art, the Washington Jesuit Academy and the National Foreign Language Center.

     Daniel L. McGinnis. Mr. McGinnis has been a director since March 2000. From June 1999 until his retirement in June 2002 he was President, CEO and Director of Sotas, Inc., a developer and manufacturer of telecommunications equipment with subsidiaries in India and the United Kingdom. From August 1998 until January 1999 he was Senior Vice President of Tellabs Inc., a provider of voice and data transport and access systems, and General Manager of the N.E.T.S. Group of Tellabs. Prior to Tellabs, he was President, Chief Executive Officer and a Director of Coherent Communications Systems Corporation from 1988 until Tellabs acquired it in 1998. Previously, he served as Division Controller for Bausch & Lomb, and held senior engineering and sales management positions at Air Products & Chemicals, Clark, Ltd. (U.K.) and Hercules, Inc. Other former positions held include Chairman of Coherent UK, Ltd., Director of Cohpac, Ltd. (Australia), President of Bausch & Lomb Insurance Co., and Director of Sotas (India) Ltd. Other current positions include Director of the George C. Marshall International Center, member of the Northern Virginia Roundtable, Managing Director of The Weatherly Company, LLC, member of the advisory board for George Washington University’s Virginia campus and the advisory board for an investment fund of the Robert W. Baird Company. Other former board positions include the Washington Airports Task Force, the Loudoun County Economic Development Commission, and Loudoun Healthcare, Inc.

     James C. Miller III. Dr. Miller has been a director since March 1995. Since April 2002, Mr. Miller has been chairman of The CapAnalysis Group, LLC, an affiliate of Howrey Simon Arnold & White, LLP. CapAnalysis provides assessments of complex financial, economic, and regulatory issues. From October 1998 until April 2002, he was Chairman and Distinguished Fellow of Citizens for a Sound Economy Foundation, a citizen’s group which advocates market-based solutions to public policy problems. Dr. Miller now serves as an Emeritus Member of that Foundation’s Board of Directors. Since September 2000, Dr. Miller has served as the Chief Economist and a director of Recipco Corporation, a private company that runs a non-monetary exchange economy for corporate trade and asset management worldwide. He also has served as a consultant to Freddie Mac since December 2000. He has been a Distinguished Fellow at the Center for Study of Public Choice at George Mason University since October 1988. Dr. Miller recently was appointed by President George W. Bush to serve on the Board of Governors of the U.S. Postal Service. He also serves as an Emeritus Member of the Boards of Directors for the Tax Foundation and the Progress & Freedom Foundation. Dr. Miller is a Senior Fellow (by courtesy) of the Hoover Institution at Stanford University. He is a Director of Washington Mutual Investors Fund, the Tax Exempt Fund of Maryland, the Tax Exempt Fund of Virginia, and the J.P. Morgan Value Opportunities Fund. From 1985 to 1988, he served as Director of the Office of Management and Budget and as a member of President Reagan’s cabinet. From 1981 to 1985, he was Chairman of the Federal Trade Commission. Dr. Miller wrote his Ph.D. dissertation on airline scheduling and is the co-author of, among other works, a Brookings Institution volume on airline regulation.

     William Anthony (Tony) Rice. Mr. Rice joined the Board in January of this year. He is currently the Chief Executive of Tunstall Holdings, Ltd., based in Great Britain, a manufacturer and provider of personal and home reassurance solutions, where he has been employed since March 2002. Previously, from March 1986 until March 2002, Mr. Rice had spent 16 years in various senior management positions with BAE Systems (formerly British Aerospace) including Group Managing Director of Business Development & Ventures. He is also credited as being the founding CEO of Airbus Finance Company, and was a director of SAAB Technologies from April 1998 until April 2002. Since January 2003, Mr. Rice has served as a director of global telecommunications company, Cable & Wireless. Additionally, Mr. Rice has also been a director of Telewest PLC since October 1999.

Committees and Board Meetings

     During 2003, there were four regular meetings of the Board of Directors and four special meetings. Each nominee attended 75% or more of the aggregate of the meetings of the Board and of the Board’s committees on which he or she served.

     The Board has three standing committees — an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Their functions are described below.

     Audit Committee. The role of the Audit Committee is governed by a Charter adopted by the Board of Directors in January 2000 and amended in January 2002 and January 2003, a copy of which is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee is “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Pursuant to its Charter, the Audit Committee’s functions include the following: recommending to the Board of Directors and evaluating the firm of independent certified public accountants to be appointed as auditors of the Company; reviewing any relationships between the independent auditor and the Company; reviewing and discussing with management and the independent auditors the financial statements of the Company; reviewing the adequacy of the Company’s internal controls; reviewing any significant changes in the accounting policies of the Company; and, reviewing any material contingent liabilities. In its review of audit-related and non-audit service fees paid to the Company’s independent auditors, the Committee considered whether the provision of such services is compatible with maintaining the auditors’ independence. The Audit Committee held eight meetings during 2002. The current members of the Audit Committee are Ms. Coughlin, Mr. McGinnis, Mr. Rice, and Mr. Miller, who serves as Chairman.

     Compensation Committee. The role of the Compensation Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors and last amended in October 2002. Pursuant to this Charter, the Compensation Committee develops and administers a comprehensive compensation policy for senior management, oversees the establishment and administration of compensation programs for the Company’s employees generally, reviews annually the performance of the executive officers of the Company, makes grants under and otherwise administers the Company’s equity-based plans and bonus plans, reviews, establishes and approves salaries and other employment and severance arrangements for senior management, periodically reviews the Company’s succession plans with respect to the CEO and other senior officers, and, recommends, adopts and implements compensation and other benefits for members of the Board of Directors. Certain of these functions are subject to consultation with, advice from or ratification by the Board of Directors as the Committee determines appropriate. The Compensation Committee held five meetings during 2002 and since July 2002 has consisted only of non-employee directors. The current members of the Compensation Committee are Ms. Devine and Mr. Buchanan. During 2002 and until he stepped down from the Board in 2003, Mr. Sullivan served as chairman of the Compensation Committee. The Board intends to fill the vacancy on this committee following the Meeting.

     Nominating and Corporate Governance Committee. The role of the Nominating and Corporate Governance Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors and last amended in October 2002 to expand the role of the Committee in corporate governance. Pursuant to this Charter, the Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors, recommends to the Board of Directors director nominees for the annual meeting of stockholders, develops and recommends to the Board of Directors a set of corporate governance principles and has a leadership role in shaping the Company’s corporate governance. The Committee’s authority includes identification, recruitment and evaluation of Board candidates including candidates recommended by the Company’s stockholders, review and assessment of the composition of the Board, consideration of retirement and/or tenure policies, oversight of the evaluation of the Board, review of outside directorships by senior Company officials, periodic assessment of information provided to the Board including reporting channels, quality and timeliness, and development of corporate governance principles. Stockholders may suggest nominees by mailing the candidate’s name and qualifications to the Company, addressed to the attention of the corporate secretary. The Nominating and Corporate Governance Committee held two meetings during 2002, and consists of only non-employee directors. Its members are Mr. McGinnis, Ms. Coughlin, and Mr. Buchanan, who serves as Chairman.

Compensation Committee Interlocks and Insider Participation

     Until July 2002, Mr. Acker served as an officer of one of the Company’s subsidiaries, and together with Ms. Devine and Messrs. Buchanan and Sullivan, served on the Compensation Committee. As noted above, Mr. Sullivan ceased to serve as a director in 2003.

Directors’ Compensation

     All directors who are not executive officers of the Company receive as compensation for their service options to purchase shares of the Company’s Common Stock, which options vest at the end of the year if the individual continues to serve as a director as of the end of the year of the grant or if the director retires by not standing for re-election at the annual meeting of the stockholders. For each of 2001, 2002 and 2003, these directors were granted options for 12,000 shares. The option exercise price for these grants is equal to the closing price of the Company’s Common Stock reported for the date prior to the date of the grant. With the exceptions noted below, for 2002 directors also received an annual fee of $20,000 for their service. In April 2003, the Board of Directors reduced its annual fee by 10 percent. Directors also are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. Messrs. Skeen and Moore, as executive officers of the Company, do not receive compensation for their service on the Board, and Mr. Acker, as an employee of the Company in his advisory role, does not receive cash compensation for his service on the Board. Directors are entitled to certain flight benefits made available to employees of the Company.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.

     In this context, the Audit Committee reviewed and discussed with management and the independent auditors, the audited financial statements for the year ended December 31, 2002 (the “Audited Financial Statements”). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence. The Audit Committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence.

     Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

James C. Miller III, Chairman
Susan MacGregor Coughlin
Daniel L. McGinnis
William Anthony (Tony) Rice

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     At the Audit Committee’s recommendation, the Board has selected KPMG LLP, Certified Public Accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2003 and as a matter of corporate governance, the Company is submitting their selection to a stockholder vote. In the event that the Board’s selection of auditors is not ratified by a majority of the shares of Common Stock voting thereon, the Audit Committee and the Board will review its future selection of auditors. The Audit Committee is responsible for evaluating and recommending to the Board the firm to be selected as auditors of the Company and may recommend a change in the firm selected to be auditors at such time and based on such factors as it determines to be appropriate.

     A representative of KPMG LLP is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

Disclosure of Auditor Fees

     The following is a description of the fees billed to the Company by KPMG for the years ended December 31, 2001 and 2002:

     Audit Fees: Audit fees paid by the Company to KPMG in connection with KPMG’s audit of the Company’s annual financial statements for the year ended December 31, 2002 and KPMG’s review of the Company’s interim financial statements included in its quarterly reports on Forms 10-Q during that year totaled approximately $214,250. For the year ended December 31, 2001, such fees were $154,000.

     Audit-related fees: Fees, consisting mainly of an employee benefit plan audit, audit procedures required by the Transportation Safety Administration security fee submission and accounting consultation, totaling $51,275 were incurred for the year ended December 31, 2002. Fees, consisting mainly of an employee benefit plan audit and accounting consultation, totaling $16,000 were incurred for the year ended December 31, 2001.

     Tax fees: Tax fees consisted primarily of tax consulting services and tax compliance services, and totaled $262,675 for the year ended December 31, 2002. For the year ended December 31, 2001, such fees were $304,000.

     All Other Fees: Fees billed to the Company by KPMG during the year ended December 31, 2002 for services other than those described above totaled approximately $12,500. Other fees consisted primarily of agreed upon procedures related to the Company’s submissions for government compensation under the Transportation Safety and System Stabilization Act. No fees were billed to the Company by KPMG during the year ended December 31, 2001 for services other than those described above.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

EXECUTIVE OFFICERS

     The following table sets forth the name, age as of April 12, 2003 and position of each executive officer of the Company:

			Officer
Name	Age	Position	Since

Kerry B. Skeen	50	Chairman of the Board of Directors and Chief Executive Officer	1991
Thomas J. Moore	46	President, Chief Operating Officer and Director	1994
Richard J. Surratt	42	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	1999
Michael S. Davis	38	Senior Vice President – Operations	1995
William R. Lange	58	Senior Vice President – Operations Resources and Safety	2000
Richard J. Kennedy	48	Vice President, General Counsel and Secretary	1996
David W. Asai	47	Vice President – Financial Planning, Controller and Assistant Secretary	1998

Background of Executive Officers

     The following is a brief account of the business experience of each of the executive officers of the Company other than Messrs. Skeen and Moore, each of whose background is described above. There are no family relationships or special understandings pursuant to which such persons have been appointed as executive officers of the Company.

     Richard J. Surratt. Mr. Surratt has served as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 2001 and as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 1999. From 1990 until joining the Company Mr. Surratt was with Mobil Corporation. During that time he held a number of executive management positions in corporate finance, accounting and new business development. Most recently, from April 1998 to December 1999, he was Director in the Mergers and Acquisitions Group, functioning as the lead finance member for that team. Prior to that position he served as Treasurer of Latin America for the company. In addition to his experience at Mobil, he also spent six years in various management and engineering positions with Advanced Marine Enterprises. Mr. Surratt is a Certified Public Accountant.

     Michael S. Davis. Mr. Davis became Senior Vice President, Operations in July 2001. He was Senior Vice President and Chief Operating Officer of ACJet from July 2000 to July 2001 and was Senior Vice President — Customer Service for ACA from May 1995 to July 2000. From 1993 until that time, he served as Vice President, Customer Service, for Business Express Airlines, Inc. Previously, from 1986 to 1993, he served in a variety of positions with USAir, Inc., including Station Manager in Boston, Passenger Service Manager in Philadelphia, Ramp Operations Manager in Dayton and various positions in Pittsburgh.

     William R. Lange. Mr. Lange has served as Senior Vice President – Operations Resources and Safety since July 2001. He was Senior Vice President – Operations from October 2000 to July 2001, having joined ACA in February 2000 as Senior Vice President – Technical Operations, and been appointed a Senior Vice President of the Company in July 2000. From December 1999 to February 2000, Mr. Lange was self-employed as an airline industry consultant. From 1997 until December 1999, he served as Executive Vice President for World Airways, Inc., prior to which he served for four years as Executive Vice President and COO for Jetstream Aircraft, Inc. From 1973 through 1992, Mr. Lange held a variety of positions with Pan American World Airways, Inc. including System Director of Scheduling, General Manager of System Control, Vice President Planning, and President and COO of Pan Am Express, Inc.

     Richard J. Kennedy. Mr. Kennedy has served as General Counsel and Secretary since May 1996 and was named Vice President in November 1997. From 1991 until joining the Company he was with British Aerospace Holdings, Inc., where he served in various capacities with duties that included contract negotiation, aircraft finance, and financial restructuring. Previously he was a private attorney in Washington, D.C. for over ten years.

     David W. Asai. Mr. Asai has served as Vice President – Financial Planning, Controller and Assistant Secretary since January 1998. From December 1994 until that time, he served as Vice President, Controller and Chief Accounting Officer at Reno Air, Inc. From July 1992 to November 1994, Mr. Asai was Vice President – Finance and Chief Financial Officer of Spirit Airlines, Inc. From 1981 to June 1992, Mr. Asai was employed by Midway Airlines, Inc. in various capacities, including Director of Financial Planning and Analysis. Mr. Asai is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

     Compensation for Messrs. Skeen, Moore, Surratt, Davis, and Lange (the “Senior Executive Officers”) consists primarily of base salary, bonus, stock-based awards and participation in a deferred compensation program. The Compensation Committee historically has maintained a policy of using primarily operational and financial performance criteria, along with other discretionary factors, as a basis for setting the overall compensation of its executive officers. While the Compensation Committee continues to employ this policy, industry conditions have been the overriding factor in all of its executive compensation decisions since the September 11, 2001 terrorist attacks. For 2002, the Compensation Committee retained an outside consultant to review and advise the Committee as to the Company’s compensation practices and to provide a comparison of those practices to others in the industry.

     Base Pay. Within a week following the terrorist attacks, the Senior Executive Officers offered to accept a 10% reduction in base pay for an indefinite period and to suspend payments under cash bonus plans effective beginning September 1, 2001. The Compensation Committee determined to accept this proposal, and also approved adjustments in other compensation and benefits to reflect the salary reductions. As a result, except as a result of a promotion, the Senior Executive Officers’ base salaries were lower in 2002 than in 2001. The Committee determined to restore base pay to the pre-September 11 levels as of October 1, 2002. However, as part of the Company’s comprehensive cost reduction efforts, Senior Executive Officer base pay was reduced again by 10% on March 24, 2003.

     Annual Bonus. Senior Executive Officers participate in the Senior Management Incentive Plan (“SMIP”), under which they may receive a percentage of their salary as bonus. In each of 2001 and 2002, instead of paying cash bonuses under SMIP, the Compensation Committee paid bonuses in the form of restricted stock that would vest over a period of years, subject to acceleration based upon the achievement of certain additional performance goals. In 2003, after evaluating the effects of industry and market conditions on the Company’s common stock price, the Committee determined not to pay SMIP bonuses in the form of stock and reverted to its practice of paying them in cash. As discussed below, the Committee continues to rely upon stock options as a form of long-term compensation that aligns the interests of management with those of the Company’s stockholders.

     In January 2002, the Compensation Committee established SMIP targets, weighted equally between operating performance and earnings per share growth, with pro-rata payments possible based upon the Committee’s assessment of the extent to which the performance goals were satisfied. Maximum payouts for 2002 ranged from 115% of salary for the Chief Executive Officer to lesser percentages for other participants. In January 2003, the Compensation Committee approved payments to 2002 SMIP participants at the rate of 87.5% of the maximum payout, based on the Committee’s assessment of the extent to which the performance targets were achieved after taking into account the effect on performance of the Company’s accruals for amounts that are subject to a dispute with one of the Company’s suppliers.

     Senior Executive Officers also participate with all other management employees in the Company’s Management Incentive Plan (“MIP”), which provides for additional bonus compensation based on the attainment of specified targets. MIP was suspended following the terrorist attacks, but the Compensation Committee determined to make a one-time payment to MIP participants of 10.83% of quarterly compensation during the fourth quarter of 2001, and to resume the plan beginning with the second quarter 2002. In December 2001 the Compensation Committee established new MIP goals for 2002 based strictly on operational performance. The overall maximum benefits for the senior level of participation was reduced by 50%. While other employees received a pay adjustment to compensate for this change, the Senior Executive Officers and Vice Presidents received a 15% increase in the potential maximum amount of bonus they could receive under SMIP. This was designed to keep these individuals at risk for this compensation based on the Company achieving desired targets. MIP was paid quarterly for the last three quarters of 2002, and paid at approximately 58% of the maximum payout during the period.

     Long-Term Compensation. The Committee relies upon grants of stock options to align the interests of management with those of the Company’s stockholders. Stock options are granted with an exercise price equal to the market price of the Company’s common stock on the date the options are granted. Options generally vest in equal annual installments over four years, subject to acceleration upon certain events. The Committee determines the number of options to be granted based upon its subjective consideration of historical grant practices, anticipated responsibilities and projects for the executives, the options’ role in the executives’ overall compensation package, and in certain minimum grant provisions specified in employment agreements. Based on the foregoing factors, in 2002 the Committee determined to grant options at levels that are lower relative to prior years’ grants.

     CEO Compensation. Mr. Skeen’s compensation was eligible for review effective October 1, 2002. The Compensation Committee determined at that time that the only change to his compensation would be the restoration of the reduction in base pay voluntarily agreed to following the terrorist attacks. The decision not to otherwise adjust upwardly Mr. Skeen’s compensation was based on industry conditions, despite the fact that an increase had not been provided for two years, and despite Mr. Skeen’s performance with respect to the achievement of key strategic, financial, and leadership development objectives. Mr. Skeen’s compensation for 2002 consisted primarily of base salary, deferred compensation, bonuses under SMIP and MIP as described above, option grants totaling 200,000 shares, and accrual for retirement benefits. His base salary was last increased to $435,000 effective October 1, 2002, restoring it to the level approved effective October 1, 2000. The stock options granted to him were contractual options pursuant to his employment agreement. As part of a company-wide salary reduction plan for all salaried employees, on March 24, 2003, Mr. Skeen’s base pay was reduced once again by 10%.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for compensation in excess of $1 million paid to each of the five highest paid officers of the Company unless such compensation is deemed performance related within the meaning of Section 162(m). SMIP and MIP bonuses and stock options granted to Senior Executive Officers under the Company’s plans are designed so that compensation realized by the executives can qualify as “performance based compensation” which is not subject to Section 162(m). However, in order to maintain flexibility in motivating and compensating Company executives, the Compensation Committee has not adopted a policy that all compensation will qualify as “performance based compensation.”

Compensation Committee

Robert E. Buchanan
Caroline (Maury) Devine

     The following table sets forth information regarding the compensation of the individual who served as the Company’s Chief Executive Officer during 2002, and the Company’s four other most highly compensated executive officers serving as executive officers at December 31, 2002. Bonus amounts reflect amounts earned for the specified year regardless of when paid. All share and share-related amounts have been adjusted to reflect the Company’s February 23, 2001 two-for-one stock split.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
					Other Annual	Restricted	Securities	All Other
Name and Current					Compensation	Stock Awards	Underlying	Compensation
Position	Year	Salary	Bonus (1)		(4)	(5)	Options	(6)

Kerry B. Skeen	2002	$400,535	$434,408		$34,638	$—	200,000	$456,700
Chairman of the Board	2001	425,798	46,811	(2)	44,048	437,580	329,866	435,000
and Chief Executive	2000	403,462	59,949	(3)	28,456	439,063	200,000	395,000
Officer
Thomas J. Moore	2002	253,312	219,315		19,294	—	100,000	247,500
President and Chief	2001	269,183	29,593	(2)	20,395	208,260	171,837	206,250
Operating Officer	2000	253,402	37,930	(3)	13,134	210,750	100,000	187,500
Richard J. Surratt (7)	2002	197,758	171,306		8,751	—	75,000	146,250
Executive Vice President,	2001	176,192	19,370	(2)	10,942	135,720	122,021	90,000
Treasurer and Chief	2000	164,283	24,644	(3)	8,705	158,063	80,000	32,400
Financial Officer
Michael S. Davis	2002	174,946	151,472		12,392	—	75,000	99,750
Senior Vice President	2001	185,981	20,446	(2)	12,439	142,740	124,633	95,000
Operations	2000	171,577	25,717	(3)	5,974	158,063	50,000	81,000
William B. Lange (8)	2002	157,452	136,325		12,290	—	25,000	76,950
Senior Vice President	2001	164,475	18,168	(2)	11,104	121,680	114,669	32,400
Operations Resources	2000	133,825	22,529	(3)	4,322	105,375	50,000	—
and Safety

(1)	As explained in greater detail in notes 2 and 3 below, a portion of bonuses in 2000 and 2001 were paid in the form of restricted stock. The chart below summarizes the net decreases in total compensation in 2002 for most of these officers, as compared to prior years, based on the sum of each officer’s annual salary, bonus and restricted stock awards.

		Aggregate of Annual Salary, Bonus and
Name	Year	Restricted Stock Awards
Kerry B. Skeen	2002	$869,581
	2001	$954,237
	2000	$930,930
Thomas J. Moore	2002	$491,921
	2001	$527,431
	2000	$515,216
Richard J. Surratt	2002	$377,815
	2001	$342,224
	2000	$355,695
Michael S. Davis	2002	$338,810
	2001	$361,606
	2000	$361,331
William B. Lange	2002	$306,067
	2001	$315,427
	2000	$266,051

(2)	As previously described above in the “Report of the Compensation Committee on Executive Compensation”, Senior Executive Officers participate in the Senior Management Incentive Plan (“SMIP”), under which they may receive a percentage of their salary as bonus. In April 2001, the Compensation Committee replaced SMIP targets and cash payout arrangements with grants of restricted stock. The restricted stock was to vest ratably over four years, subject to accelerated vesting in 2002 if the Company achieved a 25% growth in quarterly operating earnings on a year over year comparison. These targets were met during the first quarter of 2002, and all of this restricted stock vested on April 30, 2002.

(3)	As described above in the “Report of the Compensation Committee on Executive Compensation”, Senior Executive Officers participate in the Senior Management Incentive Plan (“SMIP”), under which they may receive a percentage of their salary as bonus. For 2000, although certain SMIP targets were met, participants did not receive any payout under the program in light of restricted stock grants awarded to Senior Executive Officers by the Compensation Committee in November 2000. The Committee granted restricted stock to the Senior Executive Officers in recognition of the substantial contributions of these individuals in developing the Company’s future growth opportunities and to motivate these executives to remain with the Company and enhance stockholder value. These shares were to vest over three years based on continued employment, subject to acceleration if the Company’s stock price increased by at least 25% from the date of grant. Based on the Company’s stock price performance, all of these shares vested in April 2001.

(4)	Represents amounts reimbursed during each year for the payment of taxes in order to make the named executive officers whole. Does not reflect perquisites since the dollar value of these personal benefits in each reported year did not exceed the lesser of $50,000 or ten percent of each executive officer’s salary and bonus amounts.

(5)	This restricted stock is described in more detail in notes 2 and 3 above. Although the Company has not traditionally paid cash dividends, shares of restricted stock would be entitled to participate if dividends were declared. Year-end value of restricted stock, including unvested shares from a 1998 grant, held by Messrs. Skeen, Moore, Surratt, Davis, and Lange was $185,082, $92,547, $0, $55,530 and $0, respectively, based on a year-end stock price of $12.03.

(6)	The amounts reported for 2002 represent accruals by the Company to deferred compensation accounts for each of the named executive officers pursuant to employment agreements with each covered executive. Deferred compensation benefits are applied to indirectly finance an insurance policy for each executive’s benefit.

(7)	Mr. Surratt was promoted to Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary in December 2001.

(8)	Mr. Lange joined the Company as Senior Vice President – Technical Operations for ACA in February 2000 and became a Senior Vice President of the Company in July 2000, Senior Vice President – Operations in October 2000 and Senior Vice President – Operations Resources and Safety in July 2001.

     The following table sets forth information regarding grants of stock options by the Company to the individuals named in the Summary Compensation Table above during the fiscal year ended December 31, 2002.

Option Grants in Last Fiscal Year

	Number of
	Securities	% of Total Options			Potential Realizable Value at
	Underlying Options	Granted to Employee			Assumed Annual Rates of
Name	Granted (1)	in Fiscal Year	Exercise Price (2)	Expiration Date	Stock Price Appreciation (3)

					5%	10%

Kerry B. Skeen	200,000	30.98%	$9.25	Oct. 01, 2012	$1,163,455	$2,948,424
Thomas J. Moore	100,000	15.49%	9.25	Oct. 01, 2012	581,728	1,474,212
Richard J. Surratt	75,000	11.62%	8.66	Oct. 07, 2012	408,467	1,035,136
Michael S. Davis	75,000	11.62%	8.66	Oct. 07, 2012	408,467	1,035,136
William B. Lange	25,000	3.87%	8.66	Oct. 07, 2012	136,156	345,045

(1)	Options vest in equal portions over a four-year period and become fully exercisable upon a change in control.

(2)	Exercise Price equals the closing market price per share of the Company’s Common Stock on the date of grant.

(3)	Assumed value at the end of ten-year period pursuant to SEC-mandated calculations, although these percentages do not necessarily reflect expected appreciation or actual period of holding by executive.

     The following table provides information regarding the exercise of options during the year ended December 31, 2002 and the number and value of unexercised options held at December 31, 2002 by the individuals named in the Summary Compensation Table above.

Aggregate Option Exercises in 2002 and Option Values at December 31, 2002

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at FY-End		at FY-End (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kerry B. Skeen	215,000	$3,124,892	245,786	747,400	$101,500	$657,500
Thomas J. Moore	91,692	1,295,772	221,595	367,878	500,644	379,500
Richard J. Surratt	—	—	98,005	224,016	71,050	288,275
Michael S. Davis	67,500	967,247	121,942	225,975	372,138	269,925
William B. Lange	10,000	137,800	38,667	131,002	—	84,250

(1)	Based on difference between the option exercise price and the market price of the Company’s Common Stock on the date of exercise.

(2)	Based upon a market value of the Common Stock of $12.03 per share as of December 31, 2002.

Employment Agreements

     Agreements between the Company and each of its Senior Executive Officers establish minimum base salaries and other compensation and benefits, including benefits in the event of a change in control. Following the September 11 terrorist attacks, these Senior Executive Officers agreed to a 10% cut in base pay, which was in effect from October 1, 2001 until October 1, 2002. The employment agreements described below reflect salary at the contractually agreed rates, prior to the effect of the foregoing 10% reduction. Executive officer’s base pay was reduced by 10% again on March 24, 2003 under a company-wide salary reduction plan for all salaried employees.

     Under an agreement between the Company and Kerry B. Skeen (the “Skeen Agreement”), the Company has agreed to employ Mr. Skeen as Chief Executive Officer through May 31, 2005, subject to automatic extensions unless terminated. The Skeen Agreement provides for a minimum annual base salary of $435,000, which amount may be increased from time to time by the Board’s Compensation Committee. The Skeen Agreement further provides for a deferred compensation accrual at a rate of 100% of the annual base salary subject to ten year graduated vesting, with benefits under the deferred compensation arrangement being applied to indirectly finance an insurance policy for Mr. Skeen’s benefit, and provides that Mr. Skeen shall participate in any bonus plan provided to executive officers generally and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In addition, the Skeen Agreement provides that Mr. Skeen shall be granted options covering a minimum of 200,000 shares per year.

     Under the Skeen Agreement, if Mr. Skeen’s employment is terminated by the Company without cause, or if he terminates his own employment with good reason (including any termination by the Company or by Mr. Skeen within twenty-four months after a change in control), or upon Mr. Skeen’s death or disability, then: (1) all of Mr. Skeen’s options become immediately exercisable; (2) he is paid his year-to-date bonus plus three times his annual bonus; (3) he is paid his full base salary, deferred compensation, and insurance benefits for 36 months; and (4) he will become fully vested in any deferred compensation. Upon a change in control of the Company, as defined in the Skeen Agreement, Mr. Skeen would receive the amounts and benefits of his severance compensation whether or not his employment is terminated, and certain insurance and other benefits would be extended. The Skeen Agreement also provides for additional benefits during the term of the Skeen Agreement and following any change in control. The Skeen Agreement provides that Mr. Skeen will be eligible to retire at any time after the annual stockholders meeting to be held in 2005 and to receive benefits through age 75 or for 15 years, whichever is greater. Benefits will include retirement payments at 75% of Mr. Skeen’s last base salary for 10 years, and at 50% thereafter, as well as continuation of certain other benefits provided in the Skeen Agreement. In addition, Mr. Skeen will be paid an annual consulting fee of 15% of his last base salary for up to five years following his retirement to the extent he provides consulting services during that period, and his previously granted options will continue to vest and remain exercisable.

     Under an agreement between the Company and Thomas J. Moore (the “Moore Agreement”), the Company has agreed to employ Mr. Moore as President and Chief Operating Officer for a one-year term that is continuously extended unless terminated. The Moore Agreement is substantially similar to the Skeen Agreement except that: the minimum annual base salary is $275,000; the deferred compensation rate is a lesser percentage of base salary; the minimum annual stock option grant is 100,000 shares; the severance compensation is two years of base pay and bonus (or three years upon a change in control); unexercisable options do not become exercisable except in the event of a change in control; there is no retirement or post-employment consulting provision; and, the disability period prior to termination is six months.

     Under separate agreements between the Company and Mr. Surratt, Mr. Davis and Mr. Lange (collectively, the “Officer Agreements”), the Company agreed to employ Mr. Surratt as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, Mr. Davis as Senior Vice President - Operations, and Mr. Lange as Senior Vice President – Operations Resources and Safety, each for a one year term. The Officer Agreements provide for automatic twelve-month extensions unless earlier terminated, and for annual base salaries, which may be and, for officers subject to Officer Agreements in the past, have been increased from time to time by the Compensation Committee to amounts above that specified in the original agreements. The Officer Agreements provide that Messrs. Surratt, Davis and Lange shall participate in any bonus plan provided to executive officers generally, in the Company’s deferred compensation program and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In the event of termination by the Company “without cause”, the terminated officer shall receive his full base salary and medical insurance coverage for a period of twelve months, and a portion of any annual bonus shall be prorated to the date of termination. Change in control provisions are similar to the Moore Agreement except that compensation would be at a rate of two years of base pay and bonus.

     Under the deferred compensation program for all of the Senior Executive Officers, the executive will receive upon termination of employment an amount equal to the specified vested percentage (which shall be 100% upon a change in control) of the executive officer’s annual accruals as provided under his employment agreement. These amounts are applied to indirectly finance an equivalent amount of Company paid life insurance premiums under a policy maintained for the executive officer.

     The Company provides certain benefits for each of its executive officers and other vice presidents in the event of a change in control, including one-time compensation based on a sliding scale proportionate to rank, the continuation of certain benefits for a specified period, acceleration of option grants and protection against potential excise taxes. For all executive officers and other vice presidents, in the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will “gross-up” the employee’s compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon. In the event of a change in control, all vice presidents would receive compensation in the form of one years’ salary, bonus, and insurance, and all options held by them would become fully exercisable.

Company Stock Performance Graph

     The table and graph below compare the cumulative total return on Atlantic Coast Airlines Holdings, Inc. (“ACAI”) Common Stock for the last five fiscal years with the cumulative total return on the Nasdaq Market Index and the peer group index selected by the Company. The comparison assumes an investment of $100 each in the Company’s Common Stock, the Nasdaq Market Index and the peer group on December 31, 1997, with dividends reinvested when they are paid. The companies included in the peer group are Mesa Air Group, Inc., Mesaba Holdings, Inc., and SkyWest Airlines, Inc. In the calculation of the annual cumulative stockholder return of the peer group index, the stockholder returns of the companies included in the peer group are weighted according to their stock market capitalization.

	Cumulative Total Return

	12/97	12/98	12/99	12/00	12/01	12/02
ATLANTIC COAST AIRLINES HOLDINGS, INC	100.00	157.48	149.61	257.48	293.42	151.56
NASDAQ STOCK MARKET (U.S.)	100.00	140.99	261.48	157.40	124.87	86.38
PEER GROUP	100.00	166.07	121.87	215.39	187.23	102.31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of December 31, 2002 (except as noted otherwise), concerning beneficial ownership of the Common Stock by each person known by the Company, based upon Company records and Schedule 13D/G filings with the SEC, to own beneficially more than five percent of the outstanding shares of the Common Stock. Except as noted otherwise, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

	Amount and Nature
	of Beneficial
Name and Address	Ownership		Percent of Class

Estate of Gordon A. Cain Eight Greenway Plaza Suite 702 Houston, TX 77046	3,220,600		7.1%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	3,676,600	(1)	8.1%
PRIMECAP Management Company 225 South Lake Avenue #400 Pasadena, CA 91101	3,040,000	(2)	6.7%
Vanguard Horizon Funds – Vanguard Capital Opportunity Fund 100 Vanguard Blvd Malvern, PA 19355	3,040,000	(3)	6.7%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	2,821,305	(4)	6.2%

(1)	Based solely upon Amendment No. 7 to Franklin Resources, Inc.’s Schedule 13G, which they filed on January 30, 2003.

(2)	Based solely upon Amendment No. 3 to Schedule 13G filed by PRIMECAP Management Company on August 9, 2002.

(3)	Based solely upon Amendment No. 3 to Vanguard Horizon Funds – Vanguard Capital Opportunity Fund’s Schedule 13G, which they filed on February 11, 2003.

(4)	Based solely upon a Schedule 13G filed by Barclays Global Investors, NA. on February 12, 2003.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information, as of April 1, 2003, concerning beneficial ownership of the Company’s Common Stock by (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. Except for the effect of community property laws and as noted otherwise all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

	Amount and Nature
	of Beneficial
	Ownership (1)	Percent of Class
Name	Shares	Percent

Kerry B. Skeen	449,879	1.0%
Thomas J. Moore	587,714	1.3%
C. Edward Acker	564,400	1.2%
Robert E. Buchanan	75,800	*
Susan MacGregor Coughlin	53,660	*
Caroline (Maury) Devine	12,500	*
Daniel L. McGinnis	24,000	*
James C. Miller III	80,000	*
William Anthony (Tony) Rice	-0-	0%
Richard J. Surratt	106,698	*
Michael S. Davis	193,717	*
William B. Lange	51,167	*
All directors and executive officers as a group (14 persons)	2,333,383	5.2%

* Less than one percent.

(1)	Includes options and restricted stock that are exercisable on or within 60 days after April 1, 2003, as follows: Mr. Skeen, 355,786 shares; Mr. Moore, 489,473 shares; Mr. Acker, 24,000 shares; Mr. Buchanan, 52,000 shares; Ms. Coughlin, 52,000 shares; Ms. Devine, 12,000 shares; Mr. McGinnis, 24,000 shares; Mr. Miller, 52,000 shares; Mr. Surratt, 98,005 shares; Mr. Davis, 144,442 shares; Mr. Lange, 51,167 shares; and All directors and executive officers as a group, 1,458,033 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock to file with the Securities Exchange Commission, the Nasdaq Stock Market and the Company, reports on Forms 3, 4 and 5 reflecting beneficial ownership and transactions affecting beneficial ownership. Based solely upon its review of the copies of such forms, the Company believes that, during fiscal year 2002, all persons complied with such filing requirements except that Messrs. Skeen, Moore, Surratt, Davis and Lange each failed to timely file a report regarding a stock option grant, Mr. Davis failed to timely file a report regarding the exercise of a stock option and the subsequent sale of the Company’s shares received upon such exercise, and Mr. Lange failed to timely file a report regarding a sale of Company shares.

EXPENSES OF SOLICITATION

     The costs of the solicitation of proxies will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed Proxy Card and the Company’s 2002 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

STOCKHOLDER PROPOSALS

     Securities and Exchange Commission regulations permit stockholders to submit certain types of proposals for inclusion in the Company’s proxy statement. Any such proposals for the Company’s Annual Meeting of Stockholders to be held in 2004 must be submitted to the Company on or before December 31, 2003, and must comply with the requirements of Securities and Exchange Commission Rule 14a-8 in order to be eligible for inclusion in proxy materials relating to that meeting. Such proposals should be sent to: Atlantic Coast Airlines Holdings, Inc., Attn: Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

     Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the 2004 Annual Meeting of Stockholders or nominate persons for election to the Board of Directors. Under the Company’s Bylaws, notice of any such proposal or nomination must be provided in writing to the corporate secretary of the Company no later than February 28, 2004 and not before January 29, 2004. However, if the date of the 2004 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2003 Annual Meeting, then such notice must be delivered not later than the close of business on the later of the 90th day prior to the 2004 Annual Meeting or the 10th day after the date of the 2004 Annual Meeting is publicly announced. Stockholders wishing to make such proposals or nominations in addition must satisfy other requirements under the Company’s Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

     The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (703) 650-6000 or by submitting a written request to Corporate Secretary, 45200 Business Court, Dulles, Virginia 20166. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

     Please complete, date, sign and return promptly the accompanying Proxy Card in the postage-paid envelope enclosed for your convenience. Signing and returning the Proxy Card will not prevent record holders or beneficial holders who obtain a valid proxy from voting in person at the Meeting.

April 29, 2003
Dulles, Virginia

Appendix A

ATLANTIC COAST AIRLINES HOLDINGS, INC.
AUDIT COMMITTEE CHARTER

     1.     Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of “independent” directors of the Board, and shall designate one member as chairperson. For purposes hereof, “independent” shall mean a director who meets the National Association of Securities Dealers, Inc. (“NASD”) definition of “independence”.

              Each member of the Company’s audit committee must be financially literate and one member of the audit committee shall have accounting or related financial management expertise, both as provided in the NASD rules.

     2.     Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries and for making any recommendations it deems appropriate to the Board of Directors. Specifically, the Audit Committee shall:

(i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

(ii) Review with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the independent auditors with respect to interim periods.

(iii) Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor, establish such standards and procedures it considers appropriate, if any, for the engagement of the outside auditor to provide non-audit services and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1.

(iv) Review and discuss with management and the independent auditors the financial statements of the Company, including an analysis of the auditors’ judgment as to the quality of the Company’s accounting principles, and any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company but which are relevant to an understanding of the Company’s financial statements and financial condition.

(v) Review the adequacy of the Company’s internal controls.

(vi) Review with management and the outside auditors the accounting policies which may be viewed as critical, and review any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports.

(viii) Review material pending legal proceedings involving the Company and other contingent liabilities.

(ix) Review the adequacy of the Audit Committee Charter on an annual basis.

     3.     Meetings. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee may create subcommittees, which shall report to the Audit Committee. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

     4.     Outside Advisors. The Audit Committee shall have the authority to retain, at the expense of the Company but without further approval or authorization of the Company, such outside counsel, experts and other advisors as it determines appropriate to assist in the full performance of its functions.

[LOGO]

ATLANTIC COAST AIRLINES HOLDINGS, INC.

Proxy solicited by the Board of Directors for Annual Meeting — May 28, 2003.

Each of the undersigned, revoking all other proxies heretofore given, hereby acknowledges receipt of the proxy statement and hereby constitutes and appoints Richard J. Surratt and Richard J. Kennedy, and each of them, with full power of substitution in each, as proxy or proxies to represent and vote all shares of Common Stock, par value $.02 per share (the “Common Stock”), of ATLANTIC COAST AIRLINES HOLDINGS, INC. (the “Company”) owned by the undersigned at the Annual Meeting and any adjournments or postponements thereof. The Company’s stock may be voted by or at the direction of non-U.S. citizens provided that shares they own have been registered in the Company’s Foreign Stock Registry or are registered for voting at the Annual Meeting. See reverse side to request that shares be so registered. By signing below, the undersigned represents that it is a U.S. citizen (as defined in the Proxy Statement) or that the shares represented by this Proxy have been registered in the Company’s Foreign Stock Registry or are requested to be registered for this Annual Meeting.

The Board of Directors recommends a vote FOR Proposals One and Two to be voted upon at the Annual Meeting:

1.	Election of all nominees listed to the Board of Directors, except as noted (write the names of the nominees, if any, for whom you withhold authority to vote). Nominees: Kerry B. Skeen, Thomas J. Moore, C. Edward Acker, Robert E. Buchanan, Susan MacGregor Coughlin, Caroline (Maury) Devine, Daniel L. McGinnis, James C. Miller III, and William Anthony (Tony) Rice.

FOR all nominees ☐      WITHHOLD AUTHORITY to vote for all nominees ☐

☐ For all nominees except: ______________________________

2.	To ratify selection of KPMG LLP as the Company's independent auditors for the current year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	(Continued and to be signed and dated on the reverse side)

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN IN THIS PROXY. IF NOT OTHERWISE DIRECTED HEREIN, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL ONE OF THE PROXY STATEMENT (ELECTION OF DIRECTORS) AND FOR PROPOSAL TWO (RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS). IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON SUCH MATTERS AS THE PROXIES NAMED HEREIN, IN THEIR SOLE DISCRETION, MAY DETERMINE.

PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

Date ______________________,2003.
Signature ______________________
Title __________________________
______________________________
(Signature, if Held Jointly)
Please sign exactly as name appears hereon. Please manually date this card.
When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

☐	Check box to request that shares be registered for voting by a non-U.S. citizen at the Annual Meeting.